Exhibit 99.2

Via e-mail

May 8, 2017

James C. Pappas
JCP Investment Management
1177 West Loop South, Suite 1650
Houston, Texas 77027

Re:	Your April 13, 2017 Letter

Dear Mr. Pappas:

We appreciate your interest in Kona Grill and the fact that you have long been an admirer of our menu and store layout. We too are fond of our product and are optimistic about our prospects as evidenced by our Board’s ownership of over 25% of the Company’s outstanding stock.

As you probably know, Kona Grill has a Stockholder Rights Plan. Our Board of Directors met recently following our Annual Stockholders Meeting last Tuesday to discuss your letter. Please note that we are not interested in making an exception for you under the Rights Plan to allow you to acquire more than 9.9% of the Company’s outstanding stock.

Furthermore, as you have indicated that you have begun purchasing Kona Grill stock and that you are seeking a control position in Kona Grill, you are reminded of your obligations with respect to Schedule 13D filings with the SEC.

Regards,

/s/ Berke Bakay

Berke Bakay

15059 N. Scottsdale Road, Suite 300 Scottsdale, AZ 85254

P 480.922.8100 ● F 480.991.6811